Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
communications@lodgenet.com	smarg@braincomm.com

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LODGENET LAUNCHES PROCESS TO EXPLORE STRATEGIC AND REFINANCING ALTERNATIVES

SIOUX FALLS, SD, August 21, 2012 — LodgeNet Interactive Corporation (NASDAQ: LNET), the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve, announced today that it has initiated a process to explore refinancing alternatives for its senior secured credit facility to address its upcoming debt maturities and tightening financial covenants. To explore and evaluate potential refinancing alternatives and other strategic alternatives, LodgeNet’s Board has retained Miller Buckfire & Co., a leading New York-based investment banking and capital markets firm. In addition to retaining Miller Buckfire, LodgeNet has also retained FTI Consulting, a nationally-recognized operations and financial advisory firm with significant experience in the media and hospitality industries, to collaborate with the company in developing its business plan.

“We believe the retention of Miller Buckfire and FTI Consulting comes at an opportune time for LodgeNet,” said Phillip Spencer, LodgeNet’s interim President and Chief Executive Officer. “Their activities will support our ongoing efforts to streamline our operations, improve customer satisfaction, and to stabilize our room base and revenues.” Frank Elsenbast, LodgeNet Senior Vice President and Chief Financial Officer added, “The involvement of these industry-leading firms will assist us in the evaluation and negotiation of various financial proposals as well as confirmation and optimization of our business planning efforts. While we continue to explore ways to reduce debt, LodgeNet’s base business is generating significant free cash flow, and as of August 21st, we have more than $27 million of liquidity available to support the business.”

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.